Exhibit 99.1

Item 1: Financial Statements

Endeavour International Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	September 30,	December 31,
	2012	2011
Assets
Current Assets:
Cash and cash equivalents	$75,722	$106,036
Restricted cash	178	—
Accounts receivable	16,131	8,649
Prepaid expenses and other current assets	28,047	18,840

Total Current Assets	120,078	133,525

Property and Equipment, Net ($359,578 and $258,334 not subject to amortization at September 30, 2012 and December 31, 2011, respectively)	836,369	549,196
Goodwill	258,973	211,886
Other Assets	51,417	30,384

Total Assets	$1,266,837	$924,991

See accompanying notes to condensed consolidated financial statements.

Endeavour International Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	September 30,	December 31,
	2012	2011
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$84,744	$62,275
Current maturities of debt	12,500	12,350
Accrued expenses and other	23,680	20,549

Total Current Liabilities	120,924	95,174

Long-Term Debt	812,926	455,028
Deferred Taxes	111,806	115,759
Other Liabilities	72,338	61,248

Total Liabilities	1,117,994	727,209

Commitments and Contingencies

Series C Convertible Preferred Stock:
Series C preferred stock—Liquidation preference: $37,000 and $37,000 at September 30, 2012 and December 31, 2011, respectively	43,703	43,703

Stockholders’ Equity:
Series B preferred stock—Liquidation preference: $3,549 and $3,430 at September 30, 2012 and December 31, 2011, respectively	—	—
Common stock; shares issued and outstanding – 46,658 and 37,663 shares at September 30, 2012 and December 31, 2011, respectively	47	38
Additional paid-in capital	492,603	420,412
Treasury stock, at cost—72 and 72 shares at September 30, 2012 and December 31, 2011, respectively	(587)	(587)
Accumulated deficit	(386,923)	(265,784)

Total Stockholders’ Equity	105,140	154,079

Total Liabilities and Stockholders’ Equity	$1,266,837	$924,991

See accompanying notes to condensed consolidated financial statements.

Endeavour International Corporation

Condensed Consolidated Statement of Operations

(Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues	$83,275	$10,302	$121,444	$43,459

Cost of Operations:
Operating expenses	23,973	3,496	34,613	14,888
Depreciation, depletion and amortization	23,759	5,372	42,292	18,698
Impairment of oil and gas properties	11,416	28,793	47,116	28,793
General and administrative	5,026	4,863	15,379	14,525

Total Expenses	64,174	42,524	139,400	76,904

Income (Loss) From Operations	19,101	(32,222)	(17,956)	(33,445)

Other Income (Expense):
Derivatives:
Unrealized gains (losses)	(1,204)	13,081	(2,178)	11,098
Interest expense	(18,053)	(12,253)	(63,016)	(32,607)
Loss on early extinguishment of debt	—	—	(21,661)	(402)
Letter of credit fees	(9,378)	—	(12,442)	—
Other income (expense)	(2,663)	611	(5,944)	826

Total Other Income (Expense)	(31,298)	1,439	(105,241)	(21,085)

Loss Before Income Taxes	(12,197)	(30,783)	(123,197)	(54,530)

Income Tax Expense (Benefit)	21,505	32,507	(3,424)	31,820

Net Loss	(33,702)	(63,290)	(119,773)	(86,350)
Preferred Stock Dividends	456	466	1,367	1,518

Net Loss to Common Stockholders	$(34,158)	$(63,756)	$(121,140)	$(87,868)

Net Loss per Common Share:
Basic and Diluted	$(0.73)	$(1.63)	$(2.94)	$(2.52)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	46,555	39,064	41,163	34,854

See accompanying notes to condensed consolidated financial statements.

Endeavour International Corporation

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(Amounts in thousands)

	Nine Months Ended
	September 30,
	2012	2011
Cash Flows from Operating Activities:
Net loss	$(119,773)	$(86,350)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	42,292	18,698
Impairment of oil and gas properties	47,116	28,793
Deferred tax expense (benefit)	(15,849)	23,052
Unrealized (gains) losses on derivatives	2,178	(11,098)
Amortization of non-cash compensation	3,605	2,733
Amortization of loan costs and discount	10,536	9,151
Non-cash interest expense	7,077	9,306
Loss on early extinguishment of debt	21,661	402
Other	9,692	1,839
Changes in operating assets and liabilities:
Decrease in receivables	5,553	1,616
Increase in other current assets	(14,550)	(7,944)
Increase (decrease) in liabilities	1,806	(18,817)

Net Cash Provided by (Used in) Operating Activities	1,344	(28,619)

Cash Flows From Investing Activities:
Capital expenditures	(175,597)	(113,137)
Acquisitions, net of cash acquired	(228,437)	(22,898)
(Increase) decrease in restricted cash	(179)	31,726

Net Cash Used in Investing Activities	(404,213)	(104,309)

Cash Flows From Financing Activities:
Repayments of borrowings	(247,065)	(97,638)
Borrowings under debt agreements, net of debt discount	595,000	210,000
Proceeds from issuance of common stock	60,805	118,444
Dividends paid	(833)	(1,400)
Payments for early extinguishment of debt	(7,248)	—
Financing costs paid	(28,109)	(11,226)
Other financing	5	511

Net Cash Provided by Financing Activities	372,555	218,691

Net Increase (Decrease) in Cash and Cash Equivalents	(30,314)	85,763
Cash and Cash Equivalents, Beginning of Period	106,036	99,267

Cash and Cash Equivalents, End of Period	$75,722	$185,030

See accompanying notes to condensed consolidated financial statements.

Endeavour International Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

Note 1 – General

Endeavour International Corporation (a Nevada corporation) is an independent oil and gas company engaged in the acquisition, exploration and development of energy reserves. As used in these Notes to Condensed Consolidated Financial Statements, the terms “Endeavour,” “we,” “us,” “our” and similar terms refer to Endeavour International Corporation and, unless the context indicates otherwise, its consolidated subsidiaries. The accompanying financial statements should be read in conjunction with the audited consolidated financial statements and notes included in our Annual Report on Form 10–K for the year ended December 31, 2011.

Basis of Presentation and Use of Estimates

The accompanying unaudited condensed consolidated financial statements have been prepared on the accrual basis of accounting in accordance with GAAP and have been presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These accounting principles require management to use estimates, judgments and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, and revenues and expenses during the reporting period. Management reviews its estimates, including those related to the determination of proved reserves, estimates of future dismantlement costs, income taxes and litigation. Actual results could materially differ from those estimates. In the opinion of management, all normal recurring adjustments considered necessary for a fair presentation have been included in these financial statements. Certain amounts for prior periods have been reclassified to conform to the current presentation.

Management believes that it is reasonably possible that the following material estimates affecting the financial statements could change in the coming year:

•	proved oil and gas reserves,

•	expected future cash flow from proved oil and gas properties,

•	future dismantlement and restoration costs,

•	fair values used in purchase accounting; and

•	fair value of derivative instruments.

New Accounting Developments

On January 1, 2012, we adopted the following accounting standards:

•

Fair Value—In May 2011, the Financial Accounting Standards Board (the “FASB”) issued an accounting standard on fair value measurements that clarified the application of existing guidance and disclosure requirements, changed certain fair value measurement principles and required additional disclosures about fair value measurements.

Endeavour International Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

•

Comprehensive Income—In June 2011, the FASB issued guidance impacting the presentation of comprehensive income. The guidance eliminated the option to report components of other comprehensive income in the statement of changes in equity or in a footnote to the financial statements.

•

Goodwill—In September 2011, the FASB amended the previously issued guidance on testing goodwill for impairment. The revised guidance provides entities with an option of performing a qualitative assessment prior to calculating the fair value of the reporting unit.

The adoption of each of these standards did not have a material impact on our financial position or results of operations.

Note 2 – Acquisitions

On December 23, 2011, we entered into a Sale and Purchase Agreement (the “Purchase Agreement”), through our wholly owned subsidiary Endeavour Energy UK Limited (“EEUK”), with ConocoPhillips (U.K.) Limited, ConocoPhillips Petroleum Limited and ConocoPhillips (U.K.) Lambda Limited, subsidiaries of ConocoPhillips (collectively, the “Sellers”), to acquire their interest in three producing U.K. oil fields in the Central North Sea for $330 million (the “COP Acquisition”).

On May 31, 2012, we closed a portion of the COP Acquisition consisting of an additional 23.43% interest in the Alba field increasing our total working interest in the Alba field to 25.68%. The Alba field portion of the COP Acquisition was closed for aggregate cash consideration of approximately $219.6 million.

Upon the closing of the Alba field portion of the COP acquisition, the net proceeds from the offering of our Senior Notes due 2018 were released from escrow. We used approximately $205 million of the net proceeds from the sale of the notes together with approximately $14 million of borrowings under our revolving credit facility (the “Revolving Credit Facility”) with Cyan Partners, LP (“Cyan”), as administrative agent and the other lenders party thereto, to fund the cash consideration for the acquisition of the Alba Property. Additional information on these related financing transactions is discussed in Note 4.

Endeavour International Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

The acquisition of the additional interest in the Alba field was accounted for using the business combination method. The following summarizes the preliminary allocation of the purchase price for the Alba field portion of the COP Acquisition:

Purchase price	$255,400
Purchase price adjustments for estimated after-tax cash flows from the acquired asset and interest costs from economic date of January 1, 2011 to closing	(35,823)

Total purchase price	$219,577

Allocation of purchase price:
Property and equipment	$189,442
Goodwill	47,087
Current assets	24,336
Current liabilities	(12,715)
Deferred tax liability	(11,831)
Other long-term liabilities	(16,742)

Total purchase price	$219,577

Goodwill was the excess of the consideration transferred over the net assets recognized and represents the future economic benefits arising from assets acquired that could not be individually identified and separately recognized.

The purchase price allocation is based on a preliminary assessment of the fair value of the assets acquired and liabilities assumed in the Alba field portion of the COP Acquisition. The assessments of the fair values of oil and gas properties acquired were based on projections of expected future net cash flows, discounted to present value. These estimates are subject to change as additional information becomes available, including the closing of the MacCulloch and Nicol fields, and is assessed by Endeavour.

The following table sets forth unaudited pro forma condensed combined financial and operating data which are presented to give effect to the Alba acquisition as if it had occurred January 1, 2011. The information does not purport to be indicative of actual results, if any of these transactions had been in effect for the periods indicated, or future results.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues	$83,275	$75,039	$193,960	$240,447
Net income (loss) to common shareholders	$(34,158)	$(65,096)	$(88,337)	$(91,578)
Net income (loss) per share—basic and diluted	$(0.73)	$(1.67)	$(2.15)	$(2.63)

Revenues and income from operations associated with the acquired interest in the Alba field for the period from May 31, 2012 through September 30, 2012 were $62.1 million and $0.6 million, respectively.

Endeavour International Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

The remaining producing assets yet to be acquired include a 40% net working interest in the MacCulloch field and an 18% net working interest in the Nicol field. In connection with closing the acquisition of the Alba Property separately from the other two fields, we paid an additional $2 million deposit to the Sellers, bringing our total deposit relating to the remaining properties to $10 million. We intend to pursue closing on the remaining interests of the COP Acquisition in the near future, though there can be no assurance that we will be able to do so successfully. Subject to customary exceptions, our acquisition of the remaining interests is required to close no later than November 30, 2012.

Note 3 – Property and Equipment

Property and equipment included the following at the dates indicated below:

	September 30,	December 31,
	2012	2011
Oil and gas properties under the full cost method:
Subject to amortization	$716,360	$496,667
Not subject to amortization:
Incurred in 2012	146,777	—
Incurred in 2011	114,274	138,912
Incurred in 2010	44,095	47,208
Incurred prior to 2010	54,432	72,214

	1,075,938	755,001
Computers, furniture and fixtures	8,744	6,421

Total property and equipment	1,084,682	761,422
Accumulated depreciation, depletion and amortization	(248,313)	(212,226)

Net property and equipment	$836,369	$549,196

The costs not subject to amortization relate to unproved properties and properties being made ready to be placed into service, which are excluded from amortizable capital costs until it is determined whether or not proved reserves can be assigned to such properties. We expect acquisition costs excluded from amortization to be transferred to the amortization base over the next five years due to a combination of well performance and results of infield drilling relating to currently producing assets and the drilling and development of identified projects acquired. We expect exploration costs not subject to amortization to be transferred to the amortization base over the next three years as development plans are completed and production commences on existing discoveries, including the Rochelle project. We capitalized $8.3 million and $4.0 million in interest related to drilling, development and exploration activities for the quarters ended September 30, 2012 and 2011, respectively. The capitalized interest for each period is primarily related to our U.K. activities. For the nine months ended September 30, 2012 and 2011, we capitalized $20.1 million and $9.9 million, respectively, in interest related to exploration and development.

Endeavour International Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

For the third quarter of 2012, we recorded a pre-tax impairment of $11.4 million related to our U.S. oil and gas properties through the application of the full cost ceiling test at the end of the quarter. For the nine months ended September 30, 2012 we recorded a pre-tax impairment of $47.1 million related to our U.S. oil and gas properties. The impairment was primarily due to the decline in U.S. gas prices. The prices used to determine the impairment for our U.S. properties were $94.84 per barrel for oil and $2.78 per Mcf for gas. We did not have an impairment of U.K. oil and gas properties through the application of the full cost ceiling test at the end of the third quarter 2012, which utilized prices of $110.17 per barrel for oil and $8.65 per Mcf for gas.

Note 4 – Debt Obligations

At September 30, 2012, we had $845.7 million in outstanding debt. Our debt consisted of the following at September 30, 2012 and December 31, 2011:

	September 30,	December 31,
	2012	2011
Senior term loan, 15% fixed rate, due 2013	$—	$240,349
Subordinated notes, 12% fixed rate, due 2014	27,457	32,012
Convertible bonds, 11.5% until March 31, 2014 and 7.5% thereafter, due 2016	68,072	62,523
Senior notes, 12% fixed rate, due 2018	500,000	—
Convertible senior notes, 5.5% fixed rate, due 2016	135,000	135,000
Revolving credit facility, 13% fixed rate, due 2013	115,163	—

	845,692	469,884
Less: debt discount	(20,266)	(2,506)
Less: current maturities	(12,500)	(12,350)

Long-term debt	$812,926	$455,028

Standby letters of credit outstanding for abandonment liabilities	$—	$31,724

Senior Notes Offering

On February 23, 2012, we closed the private placement of $350 million aggregate principal amount of 12% first priority notes due 2018 (the “First Priority Notes”) and $150 million aggregate principal amount of 12% second priority notes due 2018 (the “Second Priority Notes,” and, together with the First Priority Notes, the “2018 Notes”). Each series of 2018 Notes was priced at 96% of par, at a yield to maturity of 12.975% for the First Priority Notes and 12.954% for the Second Priority Notes, for an aggregate $20 million discount. We also paid approximately $21 million in other financing costs related to the 2018 Notes.

Endeavour International Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

On May 31, 2012, concurrent with the closing of the Alba field portion of the COP Acquisition, the net proceeds were used to fund the acquisition and repay all outstanding amounts under the Senior Term Loan (defined below).

On October 15, 2012 we completed our private placement offering of $54 million aggregate principal amount of our 12% first priority notes due 2018. For additional information regarding this offering, see Note 14 “Subsequent Events.”

5.5% Convertible Senior Notes

In July 2011, we issued $135 million aggregate principal amount of our 5.5% Convertible Senior Notes due July 15, 2016. Interest on these notes is payable semiannually at a rate of 5.5% per annum. The 5.5% Convertible Senior Notes are convertible into shares of our common stock at an initial conversion rate of 54.019 shares (equivalent to $18.51 per share) of common stock per $1,000 principal amount of the notes, subject to certain anti-dilution adjustments.

Revolving Credit Facility

On April 12, 2012, we entered into a $100 million Credit Agreement (the “Revolving Credit Facility”), with Cyan, as administrative agent, and borrowed $40 million. The Revolving Credit Facility matures on October 12, 2013.

Prior to the termination of the Senior Term Loan, the closing of the COP Acquisition and certain other conditions, borrowings under the Revolving Credit Facility were limited to $40 million and incurred interest at a rate of 12% per year, with an additional 3% payment-in-kind. After the termination of the Senior Term Loan and the closing of the COP Acquisition, borrowings under the Revolving Credit Facility bear interest at a rate of 13% per year.

On May 31, 2012, we entered into a First Amendment to the Revolving Credit Facility, providing for an increase in the amount available for borrowing under the Revolving Credit Facility from $40 million to $100 million upon closing of the acquisition of the Alba field portion of the COP Acquisition. In connection with the closing of the acquisition of the Alba property, we drew down the additional $60 million available for borrowing. The First Amendment to the Revolving Credit Facility contained certain amendments allowing us to enter certain reimbursement agreements discussed in Note 13.

On September 27, 2012, we increased the amount available for borrowing under the Revolving Credit Facility to $125 million. In connection with the increase, we agreed to pay a fee of $1.25 million to Cyan Partners, LP. The Founding Partner and Chief Investment Officer of Cyan Partners, LP is a member of our Board of Directors.

On September 28, 2012, we borrowed an additional $15 million under the Revolving Credit Facility.

Endeavour International Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

11.5% Convertible Bonds

Our 11.5% Convertible Bonds bear interest at a rate of 11.5% per annum. Interest is compounded quarterly and added to the outstanding principal balance each quarter. The bonds are convertible into shares of our common stock at an initial conversion price of $16.52 per $1,000 of principal, which represents a conversion rate of approximately 61 shares of our common stock per $1,000 of principal.

Senior Term Loan

In August 2010, we entered into a credit agreement with Cyan, as administrative agent, and various lenders for a senior term loan, in the aggregate amount of $150 million, which was subsequently increased to $235 million (the “Senior Term Loan”).

On May 31, 2012, we used approximately $255 million of the net proceeds, from our offering of the 2018 Notes to repay all amounts outstanding under Senior Term Loan. This repayment included a prepayment fee of approximately $7 million. Following the repayment the Senior Term Loan was terminated and all of the liens on the collateral securing our obligations were released.

Subordinated Notes

Our Subordinated Notes due 2014 bear interest at an annual rate of 10%, plus 2% capitalized to the outstanding principal amount. We utilized a portion of the proceeds from our October 2012 offering of additional 12% first priority notes due 2018 to redeem, repurchase, or otherwise retire our outstanding 12% Senior Subordinated notes due 2014. For additional information, see Note 14, “Subsequent Events.”

Fair Value

The fair value of our outstanding debt obligations was $870 million and $420 million at September 30, 2012 and December 31, 2011, respectively. The fair values of long-term debt were determined based upon external market quotes for our Senior Notes and an income approach for other debt, using a credit adjusted discount rate at the reporting date, and classified as Level 3 in the fair value hierarchy.

Note 5 – Income Taxes

Our income tax expense relates primarily to our operations in the U.K., including current tax expense (benefit) related to Petroleum Revenue Tax on our Alba field in the U.K. of 50%. We currently do not record tax benefits due to losses in the U.S. as there was no assurance that we could generate any U.S. taxable earnings, resulting in a full valuation allowance of all deferred

Endeavour International Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

tax assets generated. During July 2011, the U.K. government enacted an increase in the supplemental corporate tax rate due to a tax law change that raised the existing supplementary charge on profits from North Sea oil and gas production from 20% to 32%, in addition to the U.K. corporate tax of 30%.

For 2011 and the first quarter of 2012, we determined our tax expense utilizing our estimated annual effective tax rate. Due to the significant impact of closing the Alba field portion of the COP Acquisition during the second quarter of 2012 on the estimated annual effective tax rate, management has determined that an estimated annual effective tax rate is not reliable for the current interim reporting period and is recording income taxes using the actual tax rate for the year-to-date results.

During July 2012, the U.K. government enacted legislation (retroactive to March 2012) to limit deductions related to decommissioning expenditures to 20% for supplemental tax, in addition to the U.K. corporate tax of 30%. Therefore, total relief available for decommissioning is 50%. The increase in tax expense as a result of this enactment was $8.4 million.

Note 6 – Asset Retirement Obligations

Our asset retirement obligations relate to obligations for the future plugging and abandonment of oil and gas properties. The following table provides a rollforward of our asset retirement obligations for the nine months ended September 30, 2012 and 2011:

	Nine Months Ended
	September 30,
	2012	2011
Carrying amount of asset retirement obligations as of beginning of period	$47,258	$42,997
Accretion expense (included in DD&A expense)	5,614	3,472
Impact of foreign currency exchange rate changes	2,949	833
Payment of asset retirement obligations	(7,838)	(12,616)
Liabilities incurred	17,263	—

Carrying amount of asset retirement obligations as of end of period	65,246	34,686
Less: Current portion	(8,051)	(6,480)

Long-term asset retirement obligations	$57,195	$28,206

Note 7 – Equity Transactions

On June 13, 2012, we completed an underwritten public offering of 8.6 million shares of common stock at a price of $7.50 per common share ($7.13 per common share, net of underwriting discounts) for net proceeds of $61.3 million. We intend to use the offering proceeds for general corporate purposes.

Endeavour International Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

On May 23, 2012, we entered into Warrant Agreements through which we issued certain investors warrants to purchase a total of 2,000,000 shares of our common stock at an exercise price of $10.50 per share. The Warrant Agreements were entered into in connection with the May 31, 2012 Reimbursement Agreement (see Note 13 for additional discussion of the Reimbursement Agreement.) The terms of all of the Warrant Agreements are substantially identical. The Warrants expire on January 24, 2016 and are subject to customary anti-dilution provisions. We also agreed to provide the investors with customary resale registration rights as soon as reasonably practicable.

The Warrant Agreements include a cashless exercise provision entitling each investor to surrender a portion of the underlying common stock that has a value equal to the aggregate exercise price in lieu of paying cash upon exercise of a warrant. In addition, any in-the-money warrants still outstanding at the expiration date are subject to an automatic cashless exercise.

Note 8 – Stock-Based Compensation Arrangements

We grant restricted stock and stock options to employees and directors as incentive compensation. The restricted stock and options generally vest over three years. Non-cash stock-based compensation is recorded in general and administrative (“G&A”) expenses or capitalized G&A as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
G & A Expenses	$1,347	$689	$3,605	$1,965
Capitalized G & A	411	252	1,267	768

Total non-cash stock-based compensation	$1,758	$941	$4,872	$2,733

At September 30, 2012, total compensation cost related to awards not yet recognized was approximately $10.3 million and is expected to be recognized over a weighted average period of less than three years.

Endeavour International Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

Stock Options

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. We did not grant any stock options during 2011 or 2012. Information relating to outstanding stock options is summarized as follows:

		Weighted	Weighted
	Number of	Average	Average
	Shares	Exercise	Contractual	Aggregate
	Underlying	Price per	Life in	Intrinsic
	Options	Share	Years	Value
Balance outstanding—January 1, 2012	299	$8.95
Exercised	(1)	6.73
Forfeited	(37)	9.20
Expired	(14)	14.28

Balance outstanding—September 30, 2012	247	$8.38	5.5	$566

Currently exercisable—September 30, 2012	247	$8.38	5.5	$566

Restricted Stock

Restricted stock awards are valued based on the closing price of our common stock on the measurement date, which is typically the date of grant. The status of the restricted shares granted as of September 30, 2012 and the changes during the nine months ended September 30, 2012 are presented below:

		Weighted
		Average Grant
		Date Fair
	Number of	Value per
	Shares	Share
Balance outstanding—January 1, 2012	830	$10.13
Granted	388	9.49
Vested	(423)	9.31
Forfeited	(41)	9.95

Balance outstanding—September 30, 2012	754	$10.39

Total grant date fair value of shares vesting during the period	$3,938

Performance-Based Share Awards

In January 2012, certain of our executive officers were granted a target number of performance shares under individual Performance Unit Award Agreements. The performance shares will be earned as the relative total shareholder return ranking is measured among a designated peer group at the end of a three-year performance period. Payouts will be based on a predetermined schedule at the end of the performance period. The shares issued may range from 0% to 200% of the number of Performance Units specified in the agreements. The fair value of each performance-based award is estimated on the date of grant using a Monte Carlo simulation model. At September 30, 2012, 422,310 Performance Units were issued pursuant to these agreements, whereby an equal number of shares of common stock would be issued if the grant reaches a payout of 100% at the end of the performance period.

Endeavour International Corporation

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Amounts in tables in thousands, except per unit data)

Note 9 – Loss Per Share

Basic loss per common share is computed by dividing net loss to common stockholders by the weighted average number of common shares outstanding for the period. Diluted loss per share includes the effect of our outstanding stock options, warrants and shares issuable pursuant to convertible debt, convertible preferred stock and certain stock incentive plans under the treasury stock method, if including such instruments would be dilutive.

For each of the periods presented, shares associated with stock options, warrants, convertible debt, convertible preferred stock and certain stock incentive plans were not included because their inclusion would be anti-dilutive.

The common shares potentially issuable arising from these instruments, which were outstanding during the periods presented in the financial statements consisted of:

	September 30,
	2012	2011
Warrants, options and stock-based compensation	2,895	137
Convertible debt	11,414	10,972
Convertible preferred stock	4,229	4,229

	18,538	15,338

Note 10 – Fair Value Measurements

We measure the fair value of financial assets and liabilities on a recurring basis, defining fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value is based on assumptions that market participants would use when pricing an asset or liability, including assumptions about risk and the risks inherent in valuation techniques and the inputs to valuations. This includes not only the credit standing of counterparties involved and the impact of credit enhancements but also the impact of our own nonperformance risk on our liabilities. Fair value measurements are classified and disclosed in one of the following categories:

Level 1:	Fair value is based on actively-quoted market prices, if available.

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(Amounts in tables in thousands, except per unit data)

Level 2:	In the absence of actively-quoted market prices, we seek price information from external sources, including broker quotes and industry publications. Substantially all of these inputs are observable in the marketplace during the entire term of the instrument, derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.

Level 3:	If valuations require inputs that are both significant to the fair value measurement and less observable from objective sources, we must estimate prices based on available historical and near-term future price information and certain statistical methods that reflect our market assumptions.

We apply fair value measurements to certain assets and liabilities including commodity derivative instruments and embedded derivatives relating to conversion and change in control features in certain of our debt instruments. We seek to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The following table summarizes the valuation of our investments and financial instruments by pricing levels as of September 30, 2012 and December 31, 2011:

	Quoted Market Prices	Significant Other	Significant
	in Active Markets -	Observable Inputs -	Unobservable Inputs	Total
	Level 1	Level 2	Level - 3	Fair Value
As of September 30, 2012:

Oil and gas puts	$—	$101	$3	$104
Embedded derivatives	—	—	(14,825)	(14,825)

Total derivative liabilities	$—	$101	$(14,822)	$(14,721)

As of December 31, 2011:

Oil and gas puts	$—	$1,038	$209	$1,247
Embedded derivatives	—	—	(16,067)	(16,067)

Total derivative liabilities	$—	$1,038	$(15,858)	$(14,820)

Our commodity derivative contracts were measured using income approach models that consider various inputs including current market and contractual prices for the underlying instruments, quoted forward prices for natural gas and crude oil, volatility factors and interest rates, such as a LIBOR curve for a similar length of time as the derivative contract term. The inputs for the fair value models for our oil puts were all observable market data and these instruments have been classified as Level 2. Although we utilized the same option pricing models to assess the fair values of our gas puts, an active futures market does not exist for our U.K. gas derivatives. We based the inputs to the option models for our U.K. gas derivatives on observable market data in other markets to verify the reasonableness of the counterparty quotes. These U.K. gas derivatives are classified as Level 3.

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(Amounts in tables in thousands, except per unit data)

We use a derivative valuation model to derive the value of our embedded derivative features. Key inputs into this valuation model are our current stock price, risk-free interest rates, the stock volatility and our implied credit spread. The first three aforementioned inputs are based on observable market data and are considered Level 2 inputs while the last two aforementioned inputs are unobservable and thus require management’s judgment and are considered Level 3 inputs. A decrease or increase in the implied credit spread of 5% would increase or decrease, respectively, the liability by approximately $2 million. A similar 5% decrease or increase in the stock volatility has an inverse effect to the change in the liability and would result in an approximately $2 million decrease or increase, respectively. The fair value measurement is considered a Level 3 measurement within the fair value hierarchy.

The following is a reconciliation of changes in fair value of net derivative assets and liabilities classified as Level 3:

	Nine Months Ended
	September 30,
	2012	2011
Balance at beginning of period	$(15,858)	$(26,703)
Realized and unrealized gains (losses) included in earnings	1,036	12,254

Balance at end of period	$(14,822)	$(14,449)

Changes in unrealized gains (losses) relating to derivatives assets and liabilities still held at the end of the period	$1,036	$12,254

Note 11 – Derivative Instruments

From time to time, we may utilize derivative financial instruments to hedge cash flows from operations or to hedge the fair value of financial instruments. We may use derivative financial instruments with respect to a portion of our oil and gas production or a portion of our variable rate debt to achieve a more predictable cash flow by reducing our exposure to price fluctuations. These transactions are likely to be swaps, collars or options and to be entered into with major financial institutions or commodities trading institutions. Derivative financial instruments are intended to reduce our exposure to declines in the market prices of crude oil and natural gas that we produce and sell, or to increases in interest rates and to manage cash flows in support of our annual capital expenditure budget. We also have embedded derivatives related to our debt instruments and convertible preferred stock.

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Notes to Condensed Consolidated Financial Statements

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(Amounts in tables in thousands, except per unit data)

The fair market value of these derivative instruments is included in our balance sheet as follows for the periods indicated:

	September 30,	December 31,
	2012	2011
Derivatives not designated as hedges:
Oil and gas commodity derivatives:
Assets:
Prepaid expenses and other current assets	$104	$1,247

Embedded derivatives related to debt and equity instruments:
Liabilities:
Other liabilities—long-term	$(14,825)	$(16,067)

If all counterparties failed to perform, our maximum loss would have been $0.1 million as of September 30, 2012.

The effect of the derivatives not designated as hedges on our results of operations was as follows for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Derivatives not designated as hedges:
Oil and gas commodity derivatives
Unrealized gains (losses)	$(1,515)	$538	$(3,420)	$(1,850)

	(1,515)	538	(3,420)	(1,850)

Embedded derivatives related to debt and equity instruments
Unrealized gains (losses)	$311	$12,543	$1,242	$12,948

As of September 30, 2012, our outstanding commodity derivatives covered approximately 306 Mbbls of oil and 98 MMcf of natural gas cumulative through the end of 2012 and consisted of seven oil and two natural gas option contracts with three major counterparties.

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Note 12 – Supplemental Cash Flow Information

Cash paid during the period for interest and income taxes was as follows:

	Nine Months Ended September 30,
	2012	2011
Interest paid	$62,150	$23,762

Income taxes paid	$2,405	$7,765

Note 13 – Commitments and Contingencies

Terminated Acquisition of Marcellus Assets

On July 17, 2011, we entered into agreements with SM Energy Company (“SM Energy”) and certain other sellers named therein for the purchase of oil and gas leases, producing properties, geophysical data, a pipeline and related assets in the Marcellus shale play in Pennsylvania for aggregate consideration of approximately $110 million (the “SM Purchase Agreements”). We terminated the agreements on December 14, 2011, based on our conclusion that (i) the title defects we identified, after analyzing SM Energy’s responses to the notice of defects and valuation of the defects, exceeded the contractual threshold of 15% of the purchase price for the applicable asset group ($85 million); and (ii) the condition of the pipeline was not in compliance with applicable regulatory standards, which would constitute a material violation of a representation and warranty contained in the applicable SM Purchase Agreement.

SM Energy filed a lawsuit against us in Texas state court on December 20, 2011 alleging that we breached the SM Purchase Agreements by terminating them and refusing to close on the transactions. Specifically, SM Energy has alleged, among other things, that most of our asserted title defects are without merit and, in any event, would not exceed 15% of the applicable purchase price. SM Energy seeks the award of unspecified actual damages, including costs and reasonable attorney’s fees, and specific performance. On January 17, 2012, we filed an answer and counterclaim denying the allegations and seeking the return of our $6 million deposit, which we believe we are entitled to recover pursuant to the terms of the SM Purchase Agreements, and for the damages that we suffered as a result of SM Energy’s misrepresentations. We intend to contest the case vigorously.

Reimbursement Agreements

During the second quarter of 2012, we entered into two reimbursement agreements related to abandonment liabilities for certain of our U.K. oil and gas properties. Under these agreements, unaffiliated third parties pledged cash to secure letters of credit covering certain of our abandonment liabilities and we agreed to reimburse the pledged cash in the event that the letters of credit are drawn and pledged cash is utilized to satisfy the commitment. We have no cash

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collateral associated with the reimbursement agreements and the commitments under the reimbursement agreements are not recorded as liabilities. The associated abandonment obligations are recorded in other long-term liabilities as part of our asset retirement obligations. Fees and expenses related to the reimbursement agreements are included in other expenses on our condensed consolidated statement of operations.

One of the reimbursement agreements, covering approximately $33 million relates to our decommissioning obligations at the Ivanhoe, Rob Roy, Hamish (collectively, “IVRRH”), Renee and Rubie fields where we are currently paying certain asset retirement costs. We pay a fee of 11.5% per year, computed based on the outstanding amount of each letter of credit (capitalized quarterly and payable upon release of the letters of credit). We are also required to pay a fee equal to 1% of the outstanding letters of credit on May 22, 2013 (the expiration date of the letters of credit). If we have not obtained replacement letters of credit before the expiration date of the letters of credit, then we must reimburse the pledgor for all amounts pledged. Concurrent with the issuance of the reimbursement agreement, the restrictions on our previously restricted cash were removed, the cash was returned to us, and our letter of credit facility agreement was extinguished. We unconditionally guarantee the obligations under the reimbursement agreement, but our reimbursement obligations are unsecured. In connection with this reimbursement agreement, we issued warrants to purchase two million shares of our common stock, with an exercise price of $10.50 per share, to the investors.

The second reimbursement agreement covers approximately $120 million related to our decommissioning obligations for the Alba field. We pay a fee of 13% per year, payable quarterly, computed based on the outstanding amount of each letter of credit. We have agreed to procure the release of the pledged cash securing the letter of credit on or before December 31, 2013 (the expiration date of the letter of credit). In addition, our obligations under the reimbursement agreement are secured on a pari passu basis with our obligations under the Revolving Credit Facility by a first lien on substantially all of our assets. As of September 30, 2012, we do not expect to begin decommissioning activities for the Alba field for many years. The timing of decommissioning activities will be determined by the ultimate performance and life of the reservoir.

The letters of credit supporting our abandonment liabilities expire during 2013. Upon expiration, we may either enter into new facilities or pledge our own cash to secure new letters of credit for our abandonment liabilities. We are engaged in the bank syndication process to put a new revolving credit facility in place that will encompass both our existing Revolving Credit Facility and replace these two reimbursement agreements at an appropriate time in the future.

Note 14 – Subsequent Events

On October 15, 2012 we completed our private placement offering of an additional $54 million aggregate principal amount of our 12% first priority notes due 2018, priced at 109% of par. In connection with the offering of the Notes, we received net proceeds of $57.9 million. An initial

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(Amounts in tables in thousands, except per unit data)

private placement of $500 million aggregate principal amount of our first and second priority 2018 Notes closed on February 23, 2012. The new first priority notes and those first priority notes initially issued in February 2012 are treated as a single class of debt securities under the same indenture. We utilized a portion of the proceeds from the October 2012 offering to retire our outstanding 12% Senior Subordinated notes due 2014. We will use the remainder of the net proceeds to finance a portion of the construction, improvement and other capital costs related to our U.S. and U.K. properties.

On October 26, 2012, we completed an exchange with our co-owner J-W Operating Company (“J-W”) whereby we exchanged our Bull Bayou Haynesville and Willow Springs Cotton Valley properties for all of J-W’s upstream and midstream interests in the Pennsylvania Marcellus area. In parallel, the Company has secured a third party gas gathering agreement for the Daniel Project in Cameron County, Pennsylvania. We now operate and control the Marcellus assets while retaining a 50% position in our remaining producing Haynesville acreage.

On October 31, 2012, we, through EEUK, and the Sellers, entered into a letter agreement to amend the Purchase Agreement to extend the deadline for us to close on the Sellers’ interests in the MacCulloch and Nicols fields from October 31, 2012 to November 30, 2012.

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(Amounts in tables in thousands, except per unit data)

Note 15 – Guarantor Subsidiaries

Certain of our wholly-owned domestic subsidiaries have, jointly and severally, fully and unconditionally guaranteed the Senior Notes. Pursuant to SEC regulations, we have presented in columnar format the condensed consolidating financial information for Endeavour International Corporation, the guarantor subsidiaries on a combined basis, and all non-guarantor subsidiaries on a combined basis.

The subsidiary guarantees are unsecured obligations of each subsidiary guarantor and rank equally in right of payment with all senior indebtedness of that subsidiary guarantor and senior in right of payment to all subordinated indebtedness of that subsidiary guarantor. The subsidiary guarantees are effectively subordinated to any secured indebtedness of the subsidiary guarantor with respect to the assets securing the indebtedness. In addition, the subsidiary guarantees may be released in certain customary circumstances, including (i) the sale of all or substantially all of the properties or assets or a guarantor, (ii) the sale of the capital stock of a guarantor, (iii) the designation of a guarantor as an “Unrestricted Subsidiary,” (iv) upon legal defeasance of the Senior Notes or satisfaction and discharge of the indentures governing the Senior Notes, (v) upon the liquidation or dissolution of the guarantor or (vi) if the guarantor ceases to guarantee other of our indebtedness and ceases to be a material subsidiary, each of which is subject to important limitations in the indentures governing the Senior Notes.

Condensed consolidating financial statements for our guarantor subsidiaries and non-guarantor subsidiaries are presented in the following tables:

As of September 30, 2012
	Endeavour International Corporation	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$—	$6,456	$69,266	$—	$75,722
Restricted cash	—	50	128	—	178
Accounts receivable	—	2,556	13,575	—	16,131
Prepaid expenses and other	—	230	27,817	—	28,047

Current Assets	—	9,292	110,786	—	120,078

Property, plant and equipment, net	—	96,312	740,057	—	836,369
Goodwill	—	—	258,973	—	258,973
Long-term receivables due from affiliates	917,779	620,368	70,566	(1,608,713)	—
Investments in subsidiaries	57,662	120,077	—	(177,739)	—
Other assets	24,345	6,082	20,990	—	51,417

Total Assets	$999,786	$852,131	$1,201,372	$(1,786,452)	$1,266,837

Accounts payable	$(3,599)	$8,195	$80,148	$—	$84,744
Current maturities of debt	12,500	—	—	—	12,500
Accrued expenses and other	9,293	3,387	11,000	—	23,680

Current Liabilities	18,194	11,582	91,148	—	120,924

Long-term debt	631,902	—	181,024	—	812,926
Long-term liabilities due from affiliates	34,477	953,868	620,380	(1,608,725)	—
Deferred taxes	—	—	111,806	—	111,806
Other liabilities	1,404	351	70,583	—	72,338

Total Liabilities	685,977	965,801	1,074,941	(1,608,725)	1,117,994

Series C convertible preferred stock	43,703	—	—	—	43,703
Stockholders’ equity	270,106	(113,670)	126,431	(177,727)	105,140

Total Liabilities and Equity	$999,786	$852,131	$1,201,372	$(1,786,452)	$1,266,837

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Notes to Condensed Consolidated Financial Statements

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(Amounts in tables in thousands, except per unit data)

As of December 31, 2011
	Endeavour International Corporation	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$—	$2,951	$103,085	$—	$106,036
Accounts receivable	—	4,141	4,508	—	8,649
Prepaid expenses and other	—	1,129	17,711	—	18,840

Current Assets	—	8,221	125,304	—	133,525

Property, plant and equipment, net	—	127,739	421,457	—	549,196
Goodwill	—	—	211,886	—	211,886
Long-term receivables due from affiliates	388,676	144,305	68,392	(601,373)	—
Investments in subsidiaries	57,662	120,077	—	(177,739)	—
Other assets	5,414	6,083	18,887	—	30,384

Total Assets	$451,752	$406,425	$845,926	$(779,112)	$924,991

Accounts payable	$—	$17,655	$44,620	$—	$62,275
Current maturities of debt	10,000	—	2,350	—	12,350
Accrued expenses and other	4,847	4,799	10,903	—	20,549

Current Liabilities	14,847	22,454	57,873	—	95,174

Long-term debt	157,012	—	298,016	—	455,028
Long-term liabilities due from affiliates	—	456,658	144,715	(601,373)	—
Deferred taxes	—	—	115,759	—	115,759
Other liabilities	2,326	288	58,634	—	61,248

Total Liabilities	174,185	479,400	674,997	(601,373)	727,209

Series C convertible preferred stock	43,703	—	—	—	43,703
Stockholders’ equity	233,864	(72,975)	170,929	(177,739)	154,079

Total Liabilities and Equity	$451,752	$406,425	$845,926	$(779,112)	$924,991

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Notes to Condensed Consolidated Financial Statements

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(Amounts in tables in thousands, except per unit data)

For the Three Months Ended September 30, 2012
	Endeavour International Corporation	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$2,549	$80,726	$—	$83,275
Operating expenses	—	1,239	22,734	—	23,973
DD&A expense	—	1,526	22,233	—	23,759
Impairment of oil and gas properties	—	11,416	—	—	11,416
G&A expenses	769	2,824	1,433	—	5,026

Income (loss) from Operations	(769)	(14,456)	34,326	—	19,101

Derivatives:
Unrealized gains (losses)	1,301	—	(2,505)	—	(1,204)
Interest expense	(20,015)	562	(13,600)	15,000	(18,053)
Letter of credit fees	—	—	(9,378)	—	(9,378)
Other income (expense)	1	14,564	(2,228)	(15,000)	(2,663)

Income (loss) before taxes	(19,482)	670	6,615	—	(12,197)
Income tax expense	—	—	21,505	—	21,505

Net income (loss)	(19,482)	670	(14,890)	—	(33,702)
Preferred stock dividends	456	—	—	—	456

Net income (loss) to common shareholders	$(19,938)	$670	$(14,890)	$—	$(34,158)

For the Three Months Ended September 30, 2011
	Endeavour International Corporation	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$4,993	$5,309	$—	$10,302
Operating expenses	—	2,185	1,311	—	3,496
DD&A expense	—	2,896	2,476	—	5,372
Impairment of oil and gas properties	—	28,793	—	—	28,793
G&A expenses	474	3,224	1,165	—	4,863

Income (loss) from Operations	(474)	(32,105)	357	—	(32,222)

Derivatives:
Unrealized gains (losses)	(2,407)	—	15,488	—	13,081
Interest expense	(2,871)	(704)	(10,843)	2,165	(12,253)
Other income (expense)	(210)	—	2,986	(2,165)	611

Income (loss) before taxes	(5,962)	(32,809)	7,988	—	(30,783)
Income tax expense	—	—	32,507	—	32,507

Net loss	(5,962)	(32,809)	(24,519)	—	(63,290)
Preferred stock dividends	466	—	—	—	466

Net loss to common shareholders	$(6,428)	$(32,809)	$(24,519)	$—	$(63,756)

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Notes to Condensed Consolidated Financial Statements

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For the Nine Months Ended September 30, 2012
	Endeavour International Corporation	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$9,168	$112,276	$—	$121,444
Operating expenses	—	4,476	30,137	—	34,613
DD&A expense	—	7,414	34,878	—	42,292
Impairment of oil and gas properties	—	47,116	—	—	47,116
G&A expenses	2,003	8,632	4,744	—	15,379

Income (loss) from Operations	(2,003)	(58,470)	42,517	—	(17,956)

Derivatives:
Unrealized gains (losses)	922	—	(3,100)	—	(2,178)
Interest expense	(33,509)	(1,553)	(51,697)	23,743	(63,016)
Letter of credit fees	—	—	(12,442)	—	(12,442)
Loss on early extinguishment of debt	—	—	(21,661)	—	(21,661)
Other income (expense)	—	19,338	(1,539)	(23,743)	(5,944)

Loss before taxes	(34,590)	(40,685)	(47,922)	—	(123,197)
Income tax benefit	—	—	(3,424)	—	(3,424)

Net loss	(34,590)	(40,685)	(44,498)	—	(119,773)
Preferred stock dividends	1,367	—	—	—	1,367

Net loss to common shareholders	$(35,957)	$(40,685)	$(44,498)	$—	$(121,140)

For the Nine Months Ended September 30, 2011
	Endeavour International Corporation	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$12,839	$30,620	$—	$43,459
Operating expenses	—	7,861	7,027	—	14,888
DD&A expense	—	7,646	11,052	—	18,698
Impairment of oil and gas properties	—	28,793	—	—	28,793
G&A expenses	1,682	9,250	3,593	—	14,525

Income (loss) from Operations	(1,682)	(40,711)	8,948	—	(33,445)

Derivatives:
Unrealized gains (losses)	(2,722)	—	13,820	—	11,098
Interest expense	(7,826)	(2,817)	(28,386)	6,422	(32,607)
Loss on early extinguishment of debt	—	—	(402)	—	(402)
Other income (expense)	(211)	3	7,456	(6,422)	826

Income (loss) before taxes	(12,441)	(43,525)	1,436	—	(54,530)
Income tax expense	—	4	31,816	—	31,820

Net loss	(12,441)	(43,529)	(30,380)	—	(86,350)
Preferred stock dividends	1,518	—	—	—	1,518

Net loss to common shareholders	$(13,959)	$(43,529)	$(30,380)	$—	$(87,868)

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For the Nine Months Ended September 30, 2012
	Endeavour International Corporation	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from Operating Activities:
Net loss	$(34,590)	$(40,685)	$(44,498)	$—	$(119,773)
Adjustments to reconcile net loss to net cash provided by operations
DD&A expense	—	7,414	34,878	—	42,292
Impairment of oil and gas properties	—	47,116	—	—	47,116
Deferred tax expense (benefit)	—	—	(15,849)	—	(15,849)
Unrealized (gains) losses on derivatives	(922)	—	3,100	—	2,178
Amortization of non-cash compensation	—	—	—	3,605	3,605
Amortization of loan costs and discount	4,940		5,596	—	10,536
Non-cash interest expense	445	—	6,632	—	7,077
Loss on early extinguishment of debt	—	—	21,661	—	21,661
Other	237	43	9,412	—	9,692
Changes in operating assets and liabilities:
Decrease in receivables	—	1,585	3,968	—	5,553
(Increase) decrease in other current assets	6,273	(15,218)	(5,605)	—	(14,550)
Increase (decrease) in liabilities	(489,442)	542,306	(47,453)	(3,605)	1,806

Net Cash Provided by (Used in) Operating Activities	(513,059)	542,561	(28,158)	—	1,344

Cash Flows From Investing Activities:
Capital expenditures	—	(36,969)	(138,628)	—	(175,597)
Acquisitions, net of cash acquired	—	(2,036)	(226,401)	—	(228,437)
Issuance of note receivable to affiliates	—	(500,000)		500,000	—
(Increase) decrease in restricted cash	—	(51)	(128)	—	(179)

Net Cash Used in Investing Activities	—	(539,056)	(365,157)	500,000	(404,213)

Cash Flows From Financing Activities:
Repayments of borrowings	(5,000)	—	(242,065)	—	(247,065)
Borrowings under debt agreements, net of debt discount	480,000	—	615,000	(500,000)	595,000
Proceeds from issuance of common stock	60,805	—	—	—	60,805
Dividends paid	(833)	—	—	—	(833)
Payments for early extinguishment of debt	—	—	(7,248)	—	(7,248)
Financing costs paid	(21,918)	—	(6,191)	—	(28,109)
Other financing	5	—	—	—	5

Net Cash Provided by Financing Activities	513,059	—	359,496	(500,000)	372,555

Net Increase (Decrease) in Cash and Cash Equivalents	—	3,505	(33,819)	—	(30,314)
Cash and Cash Equivalents, Beginning of Period	—	2,951	103,085	—	106,036

Cash and Cash Equivalents, End of Period	$—	$6,456	$69,266	$—	$75,722

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For the Nine Months Ended September 30, 2011
	Endeavour International Corporation	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from Operating Activities:
Net loss	$(12,441)	$(43,529)	$(30,380)	$—	$(86,350)
Adjustments to reconcile net loss to net cash provided by operations
DD&A expense	—	7,646	11,052	—	18,698
Impairment of oil and gas properties	—	28,793	—	—	28,793
Deferred tax expense (benefit)	—	—	23,052	—	23,052
Unrealized (gains) losses on derivatives	2,722	—	(13,820)	—	(11,098)
Amortization of non-cash compensation	455	—	—	2,278	2,733
Amortization of loan costs and discount	349	—	8,802	—	9,151
Non-cash interest expense	695	—	8,611	—	9,306
Loss on early extinguishment of debt	402	—	—	—	402
Other	237	—	1,602	—	1,839
Changes in operating assets and liabilities:
(Increase) decrease in receivables	—	(1,973)	3,589	—	1,616
(Increase) decrease in other current assets	45	(3,141)	(4,848)	—	(7,944)
Increase (decrease) in liabilities	(142,856)	75,482	50,835	(2,278)	(18,817)

Net Cash Provided by (Used in) Operating Activities	(150,392)	63,278	58,495	—	(28,619)

Cash Flows From Investing Activities:
Capital expenditures	—	(46,808)	(66,329)	—	(113,137)
Acquisitions, net of cash acquired	—	(2,830)	(20,068)	—	(22,898)
(Increase) decrease in restricted cash	—	—	31,726	—	31,726

Net Cash Used in Investing Activities	—	(49,638)	(54,671)	—	(104,309)

Cash Flows From Financing Activities:
Repayments of borrowings	(96,250)	—	(1,388)	—	(97,638)
Borrowings under debt agreements, net of debt discount	135,000	—	75,000	—	210,000
Proceeds from issuance of common stock	118,444	—		—	118,444
Dividends paid	(1,400)	—		—	(1,400)
Financing costs paid	(5,913)	—	(5,313)	—	(11,226)
Other financing	511	—	—	—	511

Net Cash Provided by Financing Activities	150,392	—	68,299	—	218,691

Net Increase (Decrease) in Cash and Cash Equivalents	—	13,640	72,123	—	85,763
Cash and Cash Equivalents, Beginning of Period	—	709	98,558	—	99,267

Cash and Cash Equivalents, End of Period	$—	$14,349	$170,681	$—	$185,030